Exhibit 7.03

JOINDER TO VOTING AND SUPPORT AGREEMENT

JOINDER TO VOTING AND SUPPORT AGREEMENT (this “Joinder”), dated as of August 28, 2017, is by and among Rising Tide Parent, Inc., a Delaware corporation (“Parent”), Randolph K. Repass and Sally-Christine Rodgers (together, the “Stockholders”) and Argos Wealth Advisors, LLC (the “Investment Advisor”).

WHEREAS, the Stockholders desire to contribute an aggregate of 1,215,000 shares (the “Contributed Shares”) of common stock, par value $0.001 per share, of West Marine, Inc., a Delaware corporation, to the Schwab Charitable Fund, a donor advised fund (the “DAF”);

WHEREAS, the Investment Advisor will have investment and voting authority over the Contributed Shares when held by the DAF;

WHEREAS, the Stockholders are parties to that certain Voting and Support Agreement, dated as of July 29, 2017 (the “Voting Agreement”), by and among Parent, Rising Tide Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and the Persons set forth on Schedule I attached to the Voting Agreement;

WHEREAS, the Voting Agreement, among other things, restricts the Transfer of the Contributed Shares and, to facilitate the Transfer of the Contributed Shares to the DAF, in accordance with Section 3(b) of the Voting Agreement, the parties have agreed to enter into this Joinder; and

WHEREAS, capitalized terms used but not defined in this Joinder have the meanings given in the Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.	Joinder.

(a)                 The Stockholders and the Investment Advisor agree to be bound by all of the terms and conditions of the Voting Agreement as a Stockholder under the Voting Agreement, including, but not limited to, the Transfer restrictions and voting requirements of Section 3 and Section 4, respectively, of the Voting Agreement.

(b)                The Contributed Shares shall constitute and be treated as Stockholder Securities under the Voting Agreement.

SECTION 2.	Miscellaneous.

(a)                 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail or by registered or certified mail (postage prepaid, return receipt requested and providing proof of delivery) to the respective parties hereto at the following addresses, facsimile numbers or email addresses as follows (or at such other address, facsimile number or email address for a party as shall be specified by like notice):

If to Stockholders, to:

c/o West Marine, Inc.

500 Westridge Drive
Watsonville, California  95076

Attention:	Randolph K. Repass

Email:	As separately provided

       If to Parent, to:

c/o Monomoy Capital Partners III, L.P.

142 West 57th Street, 17th Floor

New York, NY 10019

Attention:	Daniel Collin
Lee Mlotek
E-mail:	dcollin@mcpfunds.com
lmlotek@mcpfunds.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attention:	Michael Weisser, P.C.
David Feirstein
Facsimile:	(212) 446-6460
E-mail:	michael.weisser@kirkland.com
david.feirstein@kirkland.com

(b)                Headings. The descriptive headings contained in this Joinder are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)                 Counterparts. This Joinder may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(d)                Entire Agreement, No Third-Party Beneficiaries. This Joinder (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties hereto other than the Voting Agreement, with respect to the subject matter hereof and (ii) is not intended to, nor shall it, confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Joinder.

(e)                 Governing Law, Jurisdiction. This Joinder shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any conflicts of laws principles that would result in the application of the Law of any other state or jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Joinder, the Merger Agreement or the transactions contemplated hereby or thereby exclusively in the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware) and, solely in connection with claims arising under this Joinder, the Voting Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, (i) irrevocably submits to the exclusive jurisdiction of such court, (ii) waives any objection to laying venue in any such action or proceeding in such court, (iii) waives any objection that such court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 2(a) of this Joinder.

(f)                  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS JOINDER, THE VOTING AGREEMENT OR THE MERGER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS JOINDER, THE VOTING AGREEMENT, THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS JOINDER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(f).

(g)                Assignment. This Joinder shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Joinder will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permissible assigns.

(h)                Severability of Provisions. If any term or other provision of this Joinder is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Joinder shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Joinder so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(i)                  Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Joinder (including any party hereto failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Joinder or the Voting Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, (i) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Joinder and to enforce specifically the terms and provisions hereof; and (ii) the right of specific enforcement is an integral part of this Joinder and without that right, Parent would not have entered into this Joinder. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Joinder and to enforce specifically the terms and provisions of this Joinder, this being in addition to any other remedy to which they are entitled at law or in equity and any party hereto seeking an injunction or injunctions to prevent breaches of this Joinder and to enforce specifically the terms and provisions of this Joinder will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(j)                  Amendment. No amendment or modification of this Joinder shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(k)                Binding Nature. This Joinder shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

(l)                  No Recourse. Parent agrees that Stockholders and the Investment Advisor will not be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to the Merger Agreement or the Merger (other than any liability for claims, losses, damages, expenses and other liabilities or obligations solely to the extent arising under, and in accordance with the terms of, this Joinder), including the Company’s breach of the Merger Agreement.

(m)               No Presumption. This Joinder shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Joinder.

(n)                No Agreement Until Executed. This Joinder shall not be effective unless and until this Joinder is executed by all parties hereto.

(o)                No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Joinder shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Contributed Shares. All rights, ownership and economic benefits of and relating to the Contributed Shares shall remain vested in and belong to the DAF, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholders or the Investment Advisor in the voting of any of the Contributed Shares, except as otherwise specifically provided herein.

[Signature pages follow]

IN WITNESS WHEREOF, Parent, the Stockholders and the Investment Advisor have caused this Joinder to be duly executed and delivered as of the date first written above.

RISING TIDE PARENT INC.

By:	/s/ Daniel Collin
	Name:	Daniel Collin
	Title:	President

IN WITNESS WHEREOF, Parent, the Stockholders and the Investment Advisor have caused this Joinder to be duly executed and delivered as of the date first written written above.

ARGOS WEALTH ADVISORS, LLC

By:	/s/ Ryan W. Mason
	Name:	Ryan W. Mason
	Title:	Partner

IN WITNESS WHEREOF, Parent, the Stockholders and the Investment Advisor have caused this Joinder to be duly executed and delivered as of the date first written written above.

/s/ Randolph K. Repass
Randolph K. Repass

/s/ Sally-Christine Rodgers
Sally-Christine Rodgers